Exhibit 4.2

UNITY BANCORP, INC. 2011 STOCK BONUS PLAN

1. Purpose.

The 2011 Stock Bonus Plan (the “Plan”) is intended to provide incentives which will attract and retain highly competent key members of management and directors of Unity Bancorp, Inc. (the “Company”), Unity Bank (the “Bank”) and any other subsidiaries, direct or indirect, which the Company may form in the future (collectively, the “Group”) by providing them with a bonus in the form of shares of the common stock, no par value, (“Stock”) of the Company pursuant to awards (“Awards”) described herein.

2. Administration.

The Board of Directors of the Company (the “Board”) shall supervise and administer the Plan.  Any questions of interpretation of the Plan or of any Awards issued under it shall be determined by the Board and such determination shall be final and binding upon all persons. The Board is authorized to, subject to the provisions of this Plan, select Participants from among the eligible Participants (as set forth under Paragraph 3 hereof) to receive Awards, to determine the number of shares of Stock subject to each Award, to establish the terms and conditions of each such Award, to establish such rules and regulations as the Board deems necessary for the proper administration of the Plan and to make whatever determinations and interpretations in connection with the Plan as it deems necessary or advisable. All Awards to the Chief Executive Officer or any other Executive Officers of the Company, the Bank or the Group must, in accordance with the listing standards of any securities exchange on which the stock is then traded, be determined, or recommended to the Board by a majority of “independent” directors (as defined under the rules and regulations of the Securities and Exchange Commission and the listing standards of such exchange, if any).  All the determinations and interpretations made by the Board shall be binding and conclusive on all Plan Participants and on their legal representatives and beneficiaries.

3. Participants.

Participants shall consist of select key members of management or board of directors of the Group, including employees and non-employee directors of the Bank as the Board may select from time to time.

4. Shares Reserved Under the Plan.

There is hereby reserved for issuance as Awards under the Plan an aggregate of 100,000 shares of Stock.

5. Awards.

Awards will consist of shares of Stock transferred to Participants as a bonus for service rendered to the Group. Upon any such grant, the Company shall notify the recipient of the grant, the terms and conditions of the Award (if any, and the certificate representing the Stock will be delivered to the Participant as vesting lapses).  In the event any employee or director of the Group is terminated, (for any reason), or resigns, (for any reason), all rights to receive any additional shares of Stock contained in any Awards received prior to such termination or resignation, and not vested prior to such termination, shall become null and void.  Notwithstanding the preceding sentence, in the event any employee or director of the Group has reached the age of 63 with at least 10 years of service and, in connection with retirement from employment, resigns from the Group, all rights to receive additional shares of Stock contained in any Awards received prior to such resignation, and not vested prior to such resignation, shall continue in full force and effect.

6. Change in Control.

(a) For purposes of the Plan, a “Change in Control” shall mean:

(i) a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company or a similar transaction in which Unity is not the resulting entity; or

(ii) individuals who constitute the Incumbent Board (as herein defined) of Unity cease for any reason to constitute a majority thereof; or

(iii) the occurrence of an event of a nature that would be required to be reported in response to Item 1 of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or

(iv) Without limitation, a “change in control” shall be deemed to have occurred at such time as (i) any “person” (as the term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Company or the trustees or any administrator of any employee stock ownership plan and trust, or any other employee benefit plans, established by Employer from time-to-time is or becomes a “beneficial owner” (as defined in Rule 13-d under the Exchange Act) directly or indirectly, of securities of the Company representing 35% or more of the Company’s outstanding securities ordinarily having the right to vote at the election of directors; or

(v) A proxy statement soliciting proxies from shareholders of the Company is disseminated by someone other than the current management of the Company , seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged or converted into cash or property or securities not issued by the Company; or

(vi) A tender offer is made for 35% or more of the voting securities of the Company  and shareholders owning beneficially or of record 35% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender and such tendered shares have been accepted by the tender offeror.

For these purposes, “Incumbent Board” means the Board of Directors of the Company on March 18, 2011, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or shareholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as if he were a member of the Incumbent Board.

(b) Upon the occurrence of a Change in Control, all shares of Stock contained in any Awards to any employee or director of the Group which is received prior to any such Change in Control and are not vested prior to such Change in Control shall become vested.

7. Compliance with Section 409A

(a) Notwithstanding any other provision of this Plan, Awards shall not be distributed and the restrictions pertaining to such award shall not expire earlier than:

(1) upon the completion or satisfaction of the conditions specified by the Board in the Award;

(2) a Participant’s separation from service;

(3) the date a Participant becomes disabled (as defined below);

(4) upon the death of a Participant;

(5) a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as described in Section 6 or, if in conflict therewith, to the extent necessary, by the Secretary of Treasury under regulations issued under Code section 409A; or

(6) upon the occurrence of an unforeseeable emergency.

(b) A payment of a Participant’s vested interest in an Award may, in the discretion of the Board, be made in the event of a Participant’s disability or Unforeseeable Emergency (as defined below). Payments in settlement of a Participant’s vested interest in an Award shall be made as soon as practicable after such occurrence or after the Participant otherwise vests in such award. For the purposes of section 409A of the Code, the entitlement to a series of installment payments will be treated as the entitlement to a single payment.

(c) Other provisions of the Plan notwithstanding, if, upon the written application of a Participant, the Board determines that the Participant has an unforeseeable emergency (as defined below), the Board may, in its sole discretion, direct the payment to the Participant of all or a portion of the balance of his or her vested interest in an Award, provided that any such withdrawal shall be limited by the Board to the amount reasonably necessary to meet the emergency, including amounts needed to pay any income taxes or penalties reasonably anticipated to result from the payment. No payment may be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets or to the extent the liquidation of such assets would not cause severe financial hardship.

(d) The Board may not otherwise permit the acceleration of the time or schedule of any vesting of an Award scheduled to be paid pursuant to the Plan, unless such acceleration of the time or schedule is (i) necessary to fulfill a domestic relations order (as defined in section 414(p)(1)(B) of the Code) or to comply with a certificate of divestiture (as defined in section 1043(b)(2) of the Code), (ii) de minimis in nature (as defined in regulations promulgated under section 409A of the Code), (iii) to be used for the payment of FICA taxes on amounts deferred under the Plan, or (iv) equal to amounts included in the federal personal taxable income of the Participant under section 409A of the Code.

(e) For purposes of this Section 7, the following definitions shall apply:

(1) “Disability” shall mean (i) the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) if the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(2) “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section l52(a)of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

8. Duration, Amendment, and Termination.

No Award shall be granted more than ten (10) years after the date of adoption of this Plan. The Board may amend the Plan from time to time or terminate the Plan at any time.  However, no action authorized by this Paragraph 8 shall reduce the amount of any existing  Award or change the terms and conditions thereof without the consent of the recipient of such services.

9. Notice.

Any and all notices, consents, offers, acceptances, or any other communications provided for herein shall be given in writing which shall be addressed, in the case of the Company, to its principal office, and in the case of a Participant, to his residence, or to any other address as may be designated by him after giving appropriate notice of such other address to the Company.

10. Benefit.

Except as herein otherwise provided, this Plan shall inure to the benefit of and shall be binding upon the Company, its successors and assigns, and a Participant, his executor or legal representative, heirs, legatees, and successors.

11. Construction.

This Plan has been adopted in the State of New Jersey and shall be construed pursuant to the laws of the State of New Jersey in effect at the time of such construction. In construing this Plan, the singular shall be deemed to include the Plural, and the masculine the feminine, and vice versa, except where the context clearly requires otherwise.

12. Titles.

Captions and titles of articles and sections are provided for convenience only and are not intended to affect the substance of this Plan.

13. No Employment or Continued Service.

Participation in this Plan shall not be deemed to be a contract between any member of the Group and any Participant. Nothing contained herein may be deemed to give any Participant the right to be retained in the employ of any member of the Group or to continue service of the Board of Directors of any member of the Group.

14. No Fiduciary Relationship.

Neither the establishment and maintenance of this Plan, nor any action taken by the Company or the Board hereunder, shall create or be deemed to create a trust or fiduciary relationship of any kind between any member of the Group and any Participant or other person.